UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2026
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Casella Waste Systems, Inc.
(Exact Name of Registrant as Specified in Charter)
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Delaware	000-23211	03-0338873
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25 Greens Hill Lane,
Rutland,	Vermont	05701
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (802) 775-0325
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.01 par value per share	CWST	The Nasdaq Stock Market LLC
(Nasdaq Global Select Market)
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.
On June 1, 2026, Casella Waste Systems, Inc. (the “Company”) closed the remarketing of $15.0 million aggregate principal amount of New York State Environmental Facilities Corporation (the “Issuer”) Solid Waste Disposal Revenue Bonds (Casella Waste Systems, Inc. Project) Series 2014R-2 (collectively, the “Bonds”). The Bonds were issued pursuant to an Indenture dated December 1, 2014 (the “Indenture”) by and between U.S. Bank National Association, as predecessor in interest to U.S. Bank Trust Company, National Association, as trustee (the “Trustee”) and the Issuer, and were drawn down on June 2, 2016. The Bonds have a final maturity date of December 1, 2044. On June 1, 2026, the Bonds were remarketed at an interest rate of 4.300% per annum for an interest rate period ending on June 1, 2036.
The proceeds of the offering of the Bonds were loaned to the Company to finance the purchase of assets for use in the Company’s or its subsidiaries’ operations in the State of New York, and to pay certain costs of issuance of the Bonds pursuant to a Loan Agreement, dated as of December 1, 2014, with the Issuer (the “Loan Agreement”). The Loan Agreement requires the Company to satisfy the obligation to pay amounts from time to time owing with respect to the Bonds issued by the Issuer.
The Bonds are guaranteed by all or substantially all of the subsidiaries of the Company pursuant to an Amended and Restated Guaranty Agreement dated as of June 1, 2016, jointly and severally by and among the guarantors party thereto and the Trustee, as joined, amended and supplemented, and as reaffirmed by a Reaffirmation of Guaranty executed by each guarantor dated June 1, 2026 (the “Guaranty”). Pursuant to the Guaranty, each guarantor will guarantee to the Trustee for the benefit of the owners and beneficial holders of the Bonds the full and prompt payment of (i) the principal of and redemption premium, if any, on the Bonds when and as the same become due; (ii) the interest on the Bonds when and as the same becomes due; (iii) the purchase price of the Bonds tendered or deemed tendered for purchase pursuant to the Indenture; and (iv) all loan payments and purchase price payments due or to become due from the Company under the Loan Agreement (collectively, the “Guaranteed Obligations”). The obligations of each guarantor under the Guaranty will, subject to the release provisions contained therein, remain in full force and effect until the entire principal payment of, redemption premium, if any, and interest on or purchase price of the Bonds has been paid or provided for according to the terms of the Indenture and all other Guaranteed Obligations have been paid and satisfied in full.
The Bonds were issued as tax-exempt bonds. If the Company does not comply with certain of its covenants under the Indenture, Loan Agreement or Tax Compliance Agreement dated December 1, 2014, as supplemented by that certain Supplement to Tax Compliance Agreement dated June 2, 2016 (collectively, the “Tax Certificate”), or if certain representations or warranties made by the Company in the Loan Agreement, Tax Certificate, or in certain related certificates of the Company are false, then the interest on the Bonds may become includable in gross income of the bondholders for federal income tax purposes, retroactively to the date of original issuance of such Bonds. If the Bonds are declared to be taxable or the Loan Agreement is determined to be invalid, the Indenture provides that the Bonds are subject to mandatory redemption at a redemption price equal to 100% of the principal amount thereof, without premium, plus accrued interest to the date of redemption.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CASELLA WASTE SYSTEMS, INC.

Date: June 1, 2026	By:	/s/ Bradford J. Helgeson
Bradford J. Helgeson
Executive Vice President and Chief Financial Officer

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